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                                                                    Exhibit 99.1


[GLIATECH LOGO]





       23420 Commerce Park Road
       Cleveland, Ohio 44122 USA
       Tel (216) 831-3200 Fax (216) 831-4220


                                                                 Adam D. Gridley
                                                      Investor Relations Manager
                                                                   Gliatech Inc.
                                                           (216) 831-3200, x3019


         GLIATECH SUBMITS MANUFACTURING CORRECTIVE ACTION PLAN TO FDA

Cleveland, Ohio, September 27, 2001 -- Gliatech Inc. (Nasdaq: GLIA) today announced that it has submitted its Corrective Action Plan ("the Manufacturing CAP") to the Food and Drug Administration ("FDA"), who had recently identified approval of an acceptable Manufacturing CAP as one of the key items required for FDA to grant permission to relaunch ADCON(R)-L in the U.S. markets. The manufacturing corrective actions relate to a switch to new packaging for a raw material used in ADCON(R)-L production and the implementation of new manufacturing inspection and test procedures. FDA has indicated that it will review this report and will inspect the corrective actions. The FDA may require additional steps in manufacturing or other areas prior to granting permission to relaunch ADCON(R)-L in the U.S. markets.

In addition to the Manufacturing CAP, FDA has indicated that relaunch of ADCON(R)-L will be based, in part, on the results of the ongoing independent re-evaluation of the magnetic resonance imaging ("MRI") data from the U.S. clinical study. The independent clinical research organization ("CRO")conducting this study has compiled the data and submitted information requested by the FDA prior to unblinding the data for the statistical analysis. Upon FDA's review of this information, the CRO will unblind the study in order to analyze the data consistent with procedures discussed with the FDA. The results of the analysis of the MRI re-evaluation will be provided to FDA and the Company simultaneously by the CRO.

Gliatech Inc. is engaged in the discovery and development of biosurgery and pharmaceutical products. The biosurgery products include ADCON(R)-L and ADCON(R)-T/N and ADCON(R) Solution, which are proprietary, resorbable, carbohydrate polymer medical devices designed to inhibit scarring and adhesions following surgery. Gliatech's pharmaceutical product candidates include small molecule drugs to modulate the cognitive state of the nervous system and proprietary monoclonal antibodies designed to inhibit inflammation.



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Certain statements in this press release constitute "forward-looking statements"
that are subject to risks and uncertainties which may cause the actual results of Gliatech to be different from expectations express or implied by such forward-looking statements. Such factors include, but are not limited to, uncertainty of market acceptance of Gliatech's products, the uncertainty of the success of certain clinical trials, the ability of Gliatech to obtain an adequate supply of the materials used in the manufacture of its ADCON(R) products, uncertainty of the success of the relaunch of ADCON(R)-L outside the U.S., uncertainty relating to the Company's ability to resume commercial distribution of ADCON(R)-L in the U.S., uncertainty of regulatory approvals, the status of the Company with respect to AIP, the timing and content of decisions including review of data and the Manufacturing CAP by the FDA, including the decisions with respect to sale of ADCON(R)-L, uncertainty relating to the re-evaluation of the MRI data from the U.S. clinical study of ADCON(R)-L, product recalls and the inspectional observations by the FDA, risks relating to legal proceedings, including the outcome of pending litigation and investigations, the uncertainty of market conditions and other risk factors detailed in Gliatech's SEC filings.